Exhibit 99.1

FOR IMMEDIATE RELEASE

THURSDAY, JULY 7, 2016

SOTHERLY HOTELS INC. ANNOUNCES REFINANCING OF TAMPA HOTEL

Williamsburg, Virginia – July 7, 2016 – Sotherly Hotels Inc. (NASDAQ: SOHO) (the “Company”) announced that it successfully executed a $19.0 million secured loan with Fifth Third Bank collateralized by a first mortgage on the Crowne Plaza Tampa Westshore Hotel in Tampa, FL.  The loan, which provides initial gross proceeds of $15.7 million with an additional $3.3 million earn-out provision subject to satisfaction of certain conditions, carries an initial 3 - year term plus 2 1-year extension options, a floating interest rate of 30-day LIBOR plus 3.75%, and amortizes on a 25 - year schedule. The proceeds from the loan were used to repay the existing first mortgage and for general corporate purposes.

About Sotherly Hotels Inc.

Sotherly Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale and upper-upscale full-service hotels in the Southern United States.  Currently, the Company’s portfolio consists of investments in twelve hotel properties, comprising 3,011 rooms. Most of the Company’s properties operate under the Hilton Worldwide, InterContinental Hotels Group and Starwood Hotels and Resorts brands. Sotherly Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia.  For more information, please visit www.sotherlyhotels.com

Contact at the Company:

Scott Kucinski

Sotherly Hotels Inc.

410 West Francis Street

Williamsburg, Virginia 23185

(757) 229-5648